Exhibit 99.1

Resource Extraction Payment Report

Ramaco Resources, Inc.

					Payment Amount (in USD) By Payment Type
Segment (or Entity Level *)	Project / Subnational Political Jurisdiction	Resource / Method of Extraction	Governmental Recipient	Payment Description	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for Infrastructure Improvements	Community and Social Responsibility Payments	Total	Fiscal Year

Ramaco Resources, Inc. (*)	Not applicable (*)		U.S. federal government	Federal income taxes (*)	$2,240,396								$2,240,396	2025

Metallurgical Coal Operations	Virginia	Coal / Underground and open pit
			U.S. federal government	Reclamation fees			$41,737						$41,737	2025
	Subtotal for Virginia activities		U.S. federal government		$0	$0	$41,737	$0	$0	$0	$0	$0	$41,737	2025

Metallurgical Coal Operations	West Virginia	Coal / Underground and open pit
			U.S. federal government	Black lung excise taxes	$1,140,304								$1,140,304	2025
			U.S. federal government	Reclamation fees			$401,811						$401,811	2025
	Subtotal for West Virginia activities		U.S. federal government		$1,140,304	$0	$401,811	$0	$0	$0	$0	$0	$1,542,115	2025

Total			U.S. federal government		$3,380,700	$0	$443,548	$0	$0	$0	$0	$0	$3,824,248	2025

Summary of payments to the U.S. federal government
				Federal income taxes									$2,240,396	2025
				Black lung excise taxes									$1,140,304	2025
				Reclamation fees									$443,548	2025
													$3,824,248

(*)	The U.S. federal government levies corporate income taxes at the consolidated group level rather than on a per-project basis. The reported amount of federal income taxes paid excludes any U.S. federal income tax refunds received during 2025.